Exhibit 10.14

[TRINITY MEDICAL GROUP USA, INC. LETTERHEAD]

June 22, 2001



Mr. Andre D. Guardi
Partner & Managing Director

L.H. Friend, Weinress, Frankson & Presson, LLC
3333 Michelson Drive
Suite 650
Irvine, CA 92612                                         PERSONAL & CONFIDENTIAL
                                                         -----------------------

Dear Andre:

This letter will confirm the understanding between L.H. Friend, Weinress, Frankson, & Presson, LLC ("Friend") and Trinity Medical Group USA, Inc. ("Trinity"). We are requesting that Friend introduce certain institutional investors to Trinity and also advise us regarding potential investment terms by such investors and Roy Cap, Inc. (the "Transaction").

For its work in introducing, discussing and coordinating meetings with such investors, we shall grant Friend (or its affiliates) five year warrants to purchase 25,000 shares of Trinity common stock (the "Initial Warrants") issuable upon execution of this letter. The Initial Warrants shall be exercisable after 30 calendar days at $2.00 per share and contain a standard net issuance provision. We will use our best efforts to register the underlying common stock of the Initial Warrants as soon as practical. In the event there is a Transaction within twelve months following the date of this letter, between Trinity and any of the potential investors, introduced by Friend within 45 days of the execution of this letter to Trinity, Trinity will pay to Friend a cash fee of ten percent (10%) of the total amount invested. The fee will be paid at the time of the closing of the Transaction. In addition, Friend will receive, as part of their compensation, five year warrants to purchase Trinity common stock (the "Transaction Warrants"). The number of Transaction Warrants will be calculated at 10.0% of the aggregate gross principal amount received in the Transaction exercisable at a price equal to the lower of the price paid by investors or average closing bid prices of Trinity's common stock for the twenty five (25) business days preceding the closing of the Transaction. For example, if the total gross principal amount of the Transaction is $1,000,000 and the average bid prices equal $1.00 per share, then the Transaction Warrants will allow Friend to purchase 100,000 shares of Trinity common stock. The Transaction Warrants will contain standard net issuance provisions and registration rights. The Company shall not pay any fees, commissions or other compensation to Friend for common shares sold by Roy Cap, Inc. to Friend investors. In addition, if we accept a Transaction, we shall grant Friend a first right of refusal to become our exclusive financial advisor relating to any capital raise or merger/acquisition transaction for a period of eighteen months from the close of the Transaction.


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This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement constitutes the entire Agreement between the parties hereto and supersedes all prior Agreements and understandings, oral or written, between the parties hereto. To effect any change, modification, alteration or amendment of this Agreement, the same must be in writing and signed by the parties.

Sincerely,

Trinity Medical Group USA, Inc.

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
By:  /s/ James S. Namnath           By:  /s/ Gary E. Wilson
     --------------------              --------------------
     James S. Namnath, Ph.D.                  Gary E. Wilson
     Chief Executive Officer                  Chief Financial Officer

                                     AGREED & ACCEPTED BY:

                                     L.H. Friend, Weinress, Frankson & Presson, LLC

                                     By:  /s/  Andre D. Guardi
                                          --------------------
                                         Andre D. Guardi
                                         Partner & Managing Director
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